EXHIBIT 11





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 2, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Janus Aspen Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.


/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Denver, Colorado
April 27, 1998